UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXCO RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

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EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. RECESSES ANNUAL MEETING UNTIL AUGUST 7, 2015

DALLAS, TEXAS, August 5, 2015…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that its 2015 Annual Meeting of Shareholders (the “Annual Meeting”) has been recessed to provide shareholders additional time to consider the proposals and to ensure the tabulation accuracy associated with the electronic voting process used by our tabulator. The Annual Meeting will reconvene at 4 p.m. central time on August 7, 2015, at the corporate office of EXCO, 12377 Merit Drive, First Floor Conference Center, Dallas, Texas.

EXCO’s Board of Directors continues to recommend that all EXCO shareholders approve each proposal presented at the Annual Meeting. EXCO shareholders of record at the close of business on June 8, 2015 are entitled to vote at the Annual Meeting.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: the continued listing of EXCO’s common shares on the NYSE, the trading price of EXCO’s common shares on the NYSE, continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.